Exhibit 11

          SMITH CORONA CORPORATION AND SUBSIDIARIES
              COMPUTATION OF NET INCOME (LOSS)
           PER COMMON AND COMMON EQUIVALENT SHARE



                           Three months ended         Twelve months ended
                            June 30, 1997             June 30, 1997
                         PrimaryFully Diluted         PrimaryFully Diluted
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
Net income
   available to common:
Income (loss) before
    extraordinary gain         $ 4,942,000 $ 4,942,000   $(795,000) $(795,000)
Adjustments:
(1) Assumed exercise of
      warrants                         (a)         (a)        (a)          (a)
Total income (loss)
    before extraordinary gain     4,942,000   4,942,000   (795,000)  (795,000)
Extraordinary gain                        -          -   8,122,000  8,122,000
Net Income                      $ 4,942,000 $ 4,942,000 $7,327,000$ 7,327,000

Shares:
Weighted average common
     shares outstanding          2,551,335    2,551,335  2,471,336  2,471,336

Adjustments:
(1) Assumed exercise of
      restricted stock awards       58,816       59,922     52,790     54,106
(2) Assumed exercise of
      warrants                         (a)          (a)         (a)        (a)
Total Shares                     2,610,151    2,611,258  2,524,126  2,525,442

Income (loss) per
   common and common
   equivalent share:
Income (loss) before
    extraordinary gain             $ 1.89         $ 1.89   $  (.32)   $  (.32)
Extraordinary gain                      -              -      3.22       3.22
Net income per common
   and common equivalent
   share                           $ 1.89         $ 1.89     $2.90      $2.90
(a) Warrants are not reflected in per share calculations because exercise price of warrants exceed market price of Common Stock. Additionally, warrants do not become execrable until August 28, 1997






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